As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-205430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KINDER MORGAN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1001 Louisiana Street, Suite 1000 Houston, Texas 77002 (Address of registrant’s principal executive offices)	80-0682103 (I.R.S. Employer Identification No.)

Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan

Kinder Morgan, Inc. 2021 Amended and Restated Stock Incentive Plan

(Full title of Plan)

Catherine Callaway James

Vice President and General Counsel

Kinder Morgan, Inc.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(713) 369-9000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Troy L. Harder

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telephone: (713) 221-1456

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)(2)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class P Common Stock, $0.01 par value per share	5,411,230	N/A	N/A	N/A

(1)	As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) is being filed to provide that up to 5,411,230 shares of Common Stock originally registered upon the filing of the Registration Statement on Form S-8 (File No. 333-205430) filed with the Securities and Exchange Commission on July 1, 2015 (the “Registration Statement”) for issuance under the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (the “2015 Plan”) may be issued under the Kinder Morgan, Inc. 2021 Amended and Restated Stock Incentive Plan (the “2021 Plan”).

(2)	The filing fee for the registration of the offer of shares of Common Stock under the 2015 Plan was paid in full upon the filing of the Registration Statement. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required for this Post-Effective Amendment.

EXPLANATORY NOTE

Kinder Morgan, Inc., a Delaware corporation (the “Registrant”), previously filed its Registration Statement on Form S-8 (File No. 333-205430) with the Securities and Exchange Commission (the “Commission”) on July 1, 2015 (the “Registration Statement”) with respect to 18,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Registrant’s 2015 Amended and Restated Stock Incentive Plan (the “2015 Plan”).

Effective January 20, 2021 (the “Effective Date”), the Board of Directors of the Registrant adopted the Registrant’s 2021 Amended and Restated Stock Incentive Plan (the “2021 Plan”), which amends and restates the 2015 Plan, subject to approval by the Registrant’s stockholders, which was obtained on May 12, 2021. Subsequent to the Effective Date, no further awards will be made under the 2015 Plan. Pursuant to the terms of the 2021 Plan, (i) any shares of Common Stock that were subject to outstanding awards under the 2015 Plan as of the Approval Date that subsequently cease to be subject to such awards as a result of the forfeiture, cancellation or termination of such awards will become available for issuance under the 2021 Plan and (ii) any shares of Common Stock authorized for issuance but not issued or subject to outstanding awards under the 2015 Plan are available for issuance under the 2021 Plan (the “Rollover Shares”).

As of July 15, 2021, a total of 5,411,230 shares of Common Stock were Rollover Shares. The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 to amend the Registration Statement to register the offer of the Rollover Shares under the 2021 Plan.

For avoidance of doubt, the Registrant is not registering any additional shares of Common Stock pursuant to this post-effective amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission (other than, in each case, documents or information that is deemed to be furnished and not filed in accordance with Commission rules) are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 5, 2021;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on April 23, 2021;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2021, February 12, 2021 and May 14, 2021; and

4.	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, as filed with the Commission on February 10, 2011, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.35 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 5, 2021).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with Commission rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to the registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the registrant's certificate of incorporation and bylaws provide that:

•	the registrant is required to indemnify its directors and officers to the fullest extent permitted under the DGCL, subject to very limited exceptions;

•	the registrant may indemnify its other employees and agents to the fullest extent permitted by law, subject to very limited exceptions;

•	the registrant is required to advance expenses, as incurred, to its directors and officers in connection with a proceeding to the maximum extent permitted under the DGCL, subject to very limited exceptions; and

•	the rights conferred in the certificate of incorporation or bylaws are not exclusive.

The registrant maintains liability insurance policies covering its officers and directors against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Form of certificate representing Class P common shares of Kinder Morgan, Inc. (filed as Exhibit 4.1 to Kinder Morgan, Inc.’s Registration Statement on Form S-1 filed on January 18, 2011 (File No. 333-170773)).

4.2	Shareholders Agreement among Kinder Morgan, Inc. and certain holders of common stock (filed as Exhibit 4.2 to Kinder Morgan, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 001-35081)).

4.3	Amendment No. 1 to the Shareholders Agreement among Kinder Morgan, Inc. and certain holders of common stock (filed as Exhibit 4.3 to Kinder Morgan, Inc.’s Current Report on Form 8-K filed on May 30, 2012 (File No. 001-35081)).

4.4	Amendment No. 2 to the Shareholders Agreement among Kinder Morgan, Inc. and certain holders of common stock (filed as Exhibit 4.1 to Kinder Morgan, Inc.’s Current Report on Form 8-K filed on December 3, 2014 (File No. 001-35081)).

4.5 *	2021 Amended and Restated Kinder Morgan, Inc. Stock Incentive Plan.

4.6	Description of Capital Stock of Kinder Morgan, Inc. Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (filed as Exhibit 4.35 to Kinder Morgan, Inc.’s Annual Report on Form 10-K filed on February 5, 2021 (File No. 001-35081)).

5.1 **	Opinion of Bracewell LLP regarding the validity of the securities being registered.

23.1 **	Consent of Bracewell LLP (included in their opinion filed as Exhibit 5.1).

23.2 *	Consent of PricewaterhouseCoopers LLP.

24.1 **	Powers of Attorney.
* Filed herewith. ** Previously filed.

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Houston, Texas, on July 16, 2021.

KINDER MORGAN, INC.

By:	/s/ David P. MICHELS
	Name:	David P. Michels
	Title:	Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 16, 2021.

	Signature	Title

	/s/ David P. Michels	Vice President and Chief Financial Officer (principal financial
	David P. Michels	officer and principal accounting officer)

	/s/ Steven J. Kean	Chief Executive Officer (principal executive officer);
	Steven J. Kean	Director

	/s/ Richard D. Kinder	Executive Chairman
Richard D. Kinder

	/s/ Kimberly A. Dang	President; Director
Kimberly A. Dang

	/s/ Ted A. Gardner*	Director
Ted A. Gardner

	/s/ Anthony W. Hall, Jr.*	Director
Anthony W. Hall, Jr.

	/s/ Gary L. Hultquist*	Director
Gary L. Hultquist

	/s/ Ronald L. Kuehn, Jr.*	Director
Ronald L. Kuehn, Jr.

	/s/ Deborah A. Macdonald*	Director
Deborah A. Macdonald

	/s/ Michael C. Morgan*	Director
Michael C. Morgan

	/s/ Arthur C. Reichstetter *	Director
Arthur C. Reichstetter

	/s/ C. Park Shaper*	Director
C. Park Shaper

	/s/ William A. Smith*	Director
William A. Smith

	/s/ Joel V. Staff*	Director
Joel V. Staff

	/s/ Robert F. Vagt*	Director
Robert F. Vagt

	/s/ Perry M. Waughtal*	Director
Perry M. Waughtal

*By:	/s/ Kimberly A. Dang
Kimberly A. Dang
Attorney-in-fact for persons indicated